Exhibit 10.1

Summary of Office Space Arrangement Between MSG Holdings, L.P. and the Knickerbocker Group LLC.
MSG Holdings, L.P., a subsidiary of The Madison Square Garden Company (the “Company”), has agreed to make office space available from time to time to the Knickerbocker Group LLC, an entity owned by James L. Dolan, the Executive Chairman and a director of the Company.  The Knickerbocker Group LLC will be charged an amount equal to the allocated cost of the space.  The Company can end the arrangement at any time.